Exhibit 99.1

GOLDEN MINERALS ANNOUNCES THIRD QUARTER RESULTS AND $2.0
MILLION IN EXPLORATION PROPERTY SALES

GOLDEN, CO — /PRNEWSWIRE/ — November 8, 2012 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE MKT: AUMN) (TSX: AUM) announces results for the quarter ending September 30, 2012 and $2.0 million in fourth quarter exploration property sales.

Financial Results

For the third quarter 2012, Golden Minerals recorded a 45 percent increase in revenue to $7.1 million from the sale of metals at its Velardeña Operations in Mexico, as compared to revenue of $4.9 million in the second quarter 2012. Also during the third quarter, the Company recorded a $57.2 million non-cash reduction in goodwill related to its September 2011 transaction with ECU Silver Mining Inc. The goodwill was initially established primarily as a result of recognizing, for accounting purposes, a deferred tax liability for the difference between the fair value of the Velardeña property acquired in the ECU transaction and the Mexican tax basis of the property. Since September 2011, an approximate 20% decrease in forecasted future gold and silver prices and certain changes to assumptions related to the long term operating plan for the Velardeña Operations has resulted in the reduction of goodwill. There was no reduction in the carrying value of the long-lived Velardeña property.

The Company’s cash and short term investments balance increased by $30.9 million during the quarter to $54.0 million as of September 30, 2012. The increase is due to $36.9 million in net proceeds received from a registered offering and private placement of our securities during the quarter, offset by the expenditures described above plus capital expenditures of $2.0 million and an increase in net working capital of $2.2 million, both related primarily to the Velardeña Operations.

Activities

The Company is continuing plans for a two-phased expansion of the Velardeña Operations. Phase One is underway and the Company expects production to achieve a rate of 850 tonnes throughput per day during the third quarter 2013. The Company is continuing work on its plans for a subsequent Phase Two expansion to 1,150 tonnes per day throughput.

During the third quarter 2012 we began to open access to new stopes for mining.  Due to the acquisition of additional equipment and the arrival of equipment from Argentina, we are increasing mine development activity. We accessed non-exploited ore zones in the Santa Juana mining area in the third quarter 2012 and expect to increase ore extraction in non-exploited vein areas during the fourth quarter 2012.

We have completed the installation and commissioning of a new flotation circuit at the end of the oxide plant leach circuit. The new flotation circuit is intended to recover gold and silver from material that has been leached in the oxide plant, and it is currently producing a lead/silver concentrate that will be sold with the lead/silver concentrate produced at the sulfide plant. The Company is performing additional test work to determine whether the remaining gold bearing pyrites in the tailings are best recovered using flotation or gravity concentration methods. During the third quarter 2012 we continued to advance the San

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

Mateo ramp, which is expected to connect with the lower Santa Juana workings in the fourth quarter 2013. This connection will provide new access to facilitate ore removal from the lower Santa Juana workings and other veins that are accessed by the San Mateo ramp unit.  We also have continued to improve ventilation and ore control procedures in the mine and to optimize the oxide and sulfide plants.  We expect to complete a significant expansion of the laboratory at about year-end 2012, which will permit improved plant response to changing metallurgical conditions.

In early November 2012 the Company began a 2,000-meter, 10-hole drilling program at the Quevar Norte and Sur areas at El Quevar in northwestern Argentina, focused on outlining new mineralized zones. Also, the Company has identified two prospects with potential to host economic precious metal mineralization on currently held ground in Mexico, unrelated to Velardeña or our holdings in Zacatecas. The Company plans to drill one of these prospects in 2012.

Exploration Property Sales

In October 2012, the Company closed on the sale of 100 percent of its interest in two of its exploration subsidiaries, Silex Bolivia S.A. and Minera Memisa S.A., to a subsidiary of Sumitomo Corporation for $250,000.

In early November 2012, the Company completed the sale of four claims in Mexico to Exploraciones Mineras Parreña, a subsidiary of Fresnillo PLC. The claims total over 16,000 hectares and are located approximately 40 kilometers southwest of the city of Fresnillo. The sales price of the transaction was approximately $1.7 million.

These asset sales will be included in the Company’s fourth quarter 2012 results.

Additional information regarding third quarter financial results may be found in the Company’s 10-Q Quarterly Report which is available on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding of the timing of anticipated production ramp-up at the Velardeña Operations to 850 tonnes per day and 1,150 tonnes per day throughput rates; the timing of anticipated opening of new stopes for mining, plant optimization efforts, the sufficiency of mobile mining and other equipment on site for mine development activities, the potential expansion of Velardeña Operations throughput rates to 1,150 tonnes per day using autoclave processing and the possible timing and processing components of such an expansion; and planned exploration drilling. These statements are subject to risks and uncertainties, including timing and availability of external funding to complete the planned expansion to 1,150 tonnes per day throughput; unexpected events at the Velardeña Operations, including further delays or problems in mine development and plant optimization; operational changes or problems; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; failure to achieve anticipated production and improvements in head grades, recoveries and concentrate production and quality at the Velardeña Operations; delays in or failure to realize anticipated benefits of plant optimization efforts; failure to realize anticipated metal production increases from the addition of the bulk flotation process at the oxide plant; failure to realize anticipated production or increases in production from the anticipated increase in mine development and the commencement of mining in new stopes; loss of and inability to adequately replace skilled mining and management personnel; possible disputes with customers or joint venture partners; failure of undeveloped ore or veins to meet expectations; interpretations and changes in interpretations of geologic information; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws; and diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2011.

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

Investor.relations@goldenminerals.com

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	September 30,	December 31,
	2012	2011
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$53,561	$48,649
Investments	417	—
Trade receivables	1,199	—
Inventories	5,170	5,312
Value added tax receivable	3,033	1,317
Prepaid expenses and other assets	1,177	3,119
Total current assets	64,557	58,397
Property, plant and equipment, net	282,031	284,199
Goodwill	12,942	70,155
Prepaid expenses and other assets	197	264
Total assets	$359,727	$413,015

Liabilities and Equity
Current liabilities
Accounts payable and other accrued liabilities	$6,034	$8,070
Other current liabilities	7,512	7,505
Total current liabilities	13,546	15,575
Asset retirement obligation	2,226	3,781
Deferred tax liability	49,226	55,603
Other long term liabilities	217	288
Total liabilities	65,215	75,247

Commitments and contingencies

Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 42,578,333 and 35,690,035 shares issued and outstanding, respectively	424	355
Additional paid in capital	491,411	453,756
Accumulated deficit	(197,308)	(116,221)
Accumulated other comprehensive loss	(15)	(122)
Parent company’s shareholder’s equity	294,512	337,768
Total liabilities and equity	$359,727	$413,015

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except share data)
Revenue:
Sale of metals	$7,063	$—	$18,384	$—
Costs and expenses:
Costs applicable to sale of metals (exclusive of depreciation shown below)	(8,573)	(965)	(23,103)	(965)
Exploration expense	(1,207)	(4,639)	(5,419)	(12,645)
El Quevar project expense	(985)	(5,520)	(3,574)	(23,276)
Velardena project expense	(767)	—	(6,291)	—
Administrative expense	(1,934)	(1,836)	(5,787)	(6,242)
Severence and acquisition related cost	—	(5,353)	—	(7,050)
Stock based compensation	(308)	(3,260)	(831)	(5,328)
Reclamation and accretion expense	(40)	(31)	(185)	(126)
Goodwill Impairment	(57,213)	—	(57,213)	—
Other operating income & (expenses), net	264	(76)	479	340
Depreciation, depletion and amortization	(2,774)	(717)	(6,617)	(1,580)
Total costs and expenses	(73,537)	(22,397)	(108,541)	(56,872)
Loss from operations	(66,474)	(22,397)	(90,157)	(56,872)
Other income and expenses:
Interest and other income	162	11,099	2,323	11,240
Royalty income	14	155	371	285
Interest expense	—	(337)	—	(337)
Gain (loss) on foreign currency	368	(1,432)	802	(1,646)
Total other income and expenses	544	9,485	3,496	9,542
Loss from operations before income taxes	(65,930)	(12,912)	(86,661)	(47,330)
Income taxes benefit	2,614	1,168	5,574	1,070
Net loss	$(63,316)	$(11,744)	$(81,087)	$(46,260)
Comprehensive loss:
Unrealized gain (loss) on securities	166	251	107	(309)
Comprehensive loss	$(63,150)	$(11,493)	$(80,980)	$(46,569)
Net loss per common share – basic and diluted
Loss	$(1.74)	$(0.59)	$(2.27)	$(2.79)

Weighted average common stock outstanding - basic and diluted (1)	36,318,747	19,989,334	35,762,251	16,605,896

(1)         Potentially dilutive shares have not been included because to do so would be anti-dilutive.